Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation be reference in the Registration Statement on Form S-4, of our report dated June 17, 2024 relating to the consolidated financial statements of Jet.AI Inc. (fka Oxbridge Acquisition Corp.) (the “Company”) as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022, appearing in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Hacker, Johnson & Smith PA HACKER,

JOHNSON & SMITH PA

Tampa, Florida

June 27, 2024